Exhibit 99.1

[Palisade Capital Management, L.L.C. Letterhead]

February 23, 2007

Board of Directors

Refac Optical Group

5 Harmon Drive

Blackwood, NJ 08012

Dear Board Member,

The purpose of this letter is to notify you that a group led by Palisade Capital Management, L.L.C. (“Palisade”), the investment manager for Palisade Concentrated Equity Partnership, L.P. (“PCEP”), intends to take Refac Optical Group (“Refac”) private. The transaction will be effected via a short form merger of ROG Acquisition, Inc., a Delaware corporation formed by Palisade (“ROG”), with and into Refac pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”). Prior to the merger, the group, which currently owns, in the aggregate, in excess of 90% of the outstanding shares of common stock of Refac, will transfer such shares to ROG.

Palisade intends to file a Schedule 13E-3 Transaction Statement with the Securities and Exchange Commission on Monday morning, February 26, 2007, before the market opens for trading. This filing sets forth the reasons for the merger and other information, including the process by which the merger consideration of $6.00 per share was determined. Included in this filing is a description of the fairness opinion obtained by Palisade in connection with the transaction. The Transaction Statement will be distributed to Refac’s minority shareholders in accordance with SEC regulations. Palisade expects the merger to close as soon as practicable after the completion of applicable regulatory review. After completion of the merger, Refac will no longer be a public company.

Because the merger is being structured as a short form merger under Section 253 of the DGCL, no action is required of Refac’s Board of Directors or stockholders for the merger to become effective. Palisade acknowledges that Refac’s Board of Directors had no role in negotiating the merger consideration offered to the minority stockholders, and Refac’s directors have made no determination, nor are they required to make a determination, with respect to the fairness of the consideration.

Within ten days following consummation of the merger, Refac’s minority stockholders will receive a Notice of Merger and Appraisal Rights and a Letter of Transmittal in accordance with

Delaware law. Under Delaware law, minority stockholders who do not wish to accept the consideration offered in the merger and who follow the procedures set forth in Delaware law will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares, which may be more or less than or the same as the consideration offered in the merger. Please note that Palisade and ROG reserve the right to cancel the merger prior to its completion for any reason.

Very truly yours,

/s/ Dennison T. Veru

Dennison T. Veru

Managing Member

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